                                                                  Exhibit 3(iii)

                                                                  April 24, 2002



New England Life Insurance Company
501 Boylston Street
Boston, Massachusetts 02117


Gentlemen:

In my capacity as Second Vice President and Actuary of New England Life Insurance Company (the "Company"), I have provided actuarial advice concerning:

         The preparation of Post-Effective Amendment No. 5 to the registration statement on Form S-6 (File No. 333-89409) filed by New England Variable Life Separate Account and the Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement"); and

         The preparation of policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

1. The illustrations of death benefits, net cash values, accumulated premiums, internal rates of return on net cash values and internal rates of return on death benefits shown in Appendix A of the Prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to prospective purchasers of Policies for male and female joint insureds, both aged 55 in the underwriting classes illustrated than to prospective purchasers of Policies for joint insureds of other sexes or ages. Insureds in other underwriting classes may have higher cost of insurance charges.

2. The information contained in the description of historical investment experience in Appendix B, based on the assumptions stated in the Appendix, is consistent with the provisions of the Policies.

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April 24, 2002


3. The illustration of net premiums shown under the heading "Charges and Expenses-Deductions from Premiums" in the Prospectus contains the net premium amounts allocated to the Variable Account for a $3,000 annual premium under a Policy with a base face amount below $1 million and a Target Premium of $2,000.

I hereby consent to the filing of this opinion as an Exhibit to this Post-Effective Amendment to the Registration Statement and to the use of my name under the heading "Experts" in the Prospectus.


                                         Sincerely,

                                         /s/ James J. Reilly

                                         James J. Reilly, Jr., F.S.A., M.A.A.A.
                                         Second Vice President and Actuary